Exhibit 99.1

July 17, 2006

Board of Directors,

AMN Healthcare Services, Inc.

c/o Susan Nowakowski, CEO and President

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

To the Board of Directors of AMN Healthcare Services, Inc.:

Due to my high level of confidence in the management team at AMN Healthcare and my desire to devote more of my time to pursuing other interests, I hereby tender my resignation from my officer position as Executive Chairman of AMN Healthcare Services, Inc. I do not resign my position as a member of the Board of Directors and look forward to continuing as the non-employee Chairman of the Board of Directors. This resignation is made in accordance with Section 5(f) of my employment agreement, and this letter is a “Notice of Termination” as that term is defined in Section 5(g) of my Employment Agreement.

Sincerely,

/s/ Steven C. Francis
Steven C. Francis

Cc:	Douglas Wheat, Presiding Director
Andrew Stern, Chair, Corporate Governance Committee
Denise L. Jackson, Secretary